Exhibit 10.28

FOURTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 10th day of February, 2017 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex International”), MANITEX, INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), THE PRIVATEBANK AND TRUST COMPANY (in its individual capacity, “PrivateBank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016, that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016 and that certain Third Amendment to Loan and Security Agreement dated as of November 8, 2016 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”); and

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) amend certain financial and reporting covenants, and (ii) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.Incorporation of the Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

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2.Amendment of the Agreement.

(a)The definition of “Fourth Amendment Effective Date” is hereby added to Section 1.1 of the Agreement to read in its entirety as follows:

Fourth Amendment Effective Date shall mean February 10, 2017.

(b)The definition of the terms “2016 EBITDA” and “Eligible Mexico Receivable” are hereby added to Section 1.1 of the Agreement to read in their entirety as follows:

2016 EBITDA shall mean, without duplication, with respect to any period, Borrowers’  (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) tax refunds paid to Borrowers with respect to any Fiscal Year before and including Fiscal Year 2015, plus (iii) Interest Expense (whether paid or accrued), plus (iv) income tax expense (whether paid or accrued), plus (v) depreciation and plus (vi) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus (vii) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus (viii) any other non-cash charges or gains which have been subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (ix) management fees that are charged but unpaid by non-Borrower Subsidiaries not to exceed $500,000 per Fiscal Year.

Eligible Mexico Receivable shall mean, account receivables  owing to the Borrowers by Maquinaria Ucha which otherwise meet all requirement of Eligible Receivables (other than the fact that the Account Debtor is not located in the United States).

(c)The definition of the terms “Adjusted EBITDA”, “EBITDA” and “US Revolving Loan Availability” appearing in Section 1.1 of the Agreement are hereby amended and restated to read in its entirety as follows:

Adjusted EBITDA means 2016 EBITDA plus actual management fees received by Borrowers in cash during such period from non-Borrower Affiliates.  Notwithstanding the foregoing, Adjusted EBITDA for the year to date period ending (i) March 31, 2016 shall be $2,746,000, (ii) June 30, 2016 shall be $2,964,000 and (iii) September 30, 2016 shall be $1,632,000, all as determined in accordance with Schedule I hereto.

EBITDA shall mean, without duplication, with respect to any period, Borrowers’  (i) net income after Taxes for such period

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(excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) taxes, plus (iii) Interest Expense (whether paid or accrued), plus (iv) income tax expense (whether paid or accrued), plus (v) depreciation, plus (vi) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus (vii) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus (viii) any other non-cash charges or gains which have been subtracted in calculating net income after Taxes for such period (including stock-based compensation), plus (ix) management fees received in cash not to exceed $500,000 per Fiscal Year.

US Revolving Loan Availability shall mean with respect to Borrowers an amount up to the lesser of the sum of the following sublimits: (i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of US Borrowers’ Eligible US Accounts (it being understood and agreed that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Administrative Agent in good faith based on the results of the most recent twelve (12) month period for which Administrative Agent has conducted a field audit of Borrowers) exceeds five percent (5%)), plus (ii) up to fifty percent (50%) of the lower of cost or market value of US Borrowers’ Eligible US Inventory and Eligible Chassis Inventory up to a maximum aggregate amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), plus (iii) up to eighty percent (80%) of the lower of cost or market value of US Borrowers’ Used Equipment Purchased for Resale or Rent up to a maximum aggregate amount of Two Million Dollars ($2,000,000), plus (iv) lesser of (x) eighty-five percent (85%) of Eligible Bill and Hold Receivables of the US Borrowers and (y) $10,000,000, plus (v) fifty percent (50%) of Eligible Mexico Receivables, provided, however, that the amount of such Eligible Mexico Receivables shall not exceed $400,000 in the aggregate at any time, minus (vi) such reserves as Administrative Agent elects, in its Permitted Discretion, determined in good faith, to establish from time to time, including, without limitation, (x) reserves with respect to Bank Products Obligations and Hedging Obligations and (y)  a reserve in the amount of $5,000,000 to be in effect upon the earlier of (a) the date of receipt of the proceeds from the sale of the Borrowers’ interest in the ASV joint venture and (b) April 30, 2017 to be in effect until the Borrowers report

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Fixed Charge Coverage of 1.10:1.0 or better as measured on September 30, 2017 or at any quarter ended thereafter.

(d)Section 9.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.3Financial Statements.  Borrowers shall deliver to Administrative Agent the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit C hereto:  (i) no later than thirty (30) days after each month which is not a calendar quarter end (except for the month of January) and forty-five (45) days after the month of January and each quarter ending calendar month, copies of internally prepared financial statements, including, without limitation, (A) balance sheets and statements of income of Borrowers, on a consolidating basis, (B) cash flow and statements of equity on a consolidated basis certified by the Chief Financial Officer of each Borrower; (ii) no later than forty-five (45) days after each calendar quarter, a calculation of all financial covenants contained in this Agreement; and (iii) no later than one hundred twenty (120) days after the end of each of Borrowers’ Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to a Borrower by such accountants.

(e)The Fixed Charge Coverage ratio set forth in Section 14.1 of the Agreement will not be tested for the quarters ending March 31, 2017, June 30, 2017 or September 30, 2017.  Such covenant shall resume testing on December 31, 2017 as set forth below.

(f)Section 14.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

14.1Fixed Charge Coverage. Borrowers shall not permit the ratio of (i) EBITDA minus (ii) all unfinanced Capital Expenditures of Borrowers during the applicable period to (iii) Fixed Charges to be less than the ratio for such period set forth below:

Period	Ratio

Twelve (12) month period ended December 31, 2017	1.05:1.0
Twelve (12) month period ended March 31, 2018 and each Computation Period ended thereafter	1.15:1.0
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(g)Section 14.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

14.2Adjusted EBITDA.  Borrowers shall maintain Adjusted EBITDA of not less than $1,200,000 for the twelve (12) month period ended December 31, 2016.

(h)A new Section 14.3 is hereby added to the Agreement to read as follows:

14.3EBITDA.  Borrowers shall maintain EBITDA of not less than the amounts set forth below measured at the end of each period set forth below:

Period	Amount

Three (3) month period ended March 31, 2017	($1,000,000)
Six (6) month period ended June 30, 2017	$0
Nine (9) month period ended September 30, 2017 and each Computation Period ended thereafter	$2,000,000

3.Delivery of Documents.  The following documents and other items shall be delivered concurrently with this Amendment:

(i)this Amendment;

(ii)such other documents and certificates as Administrative Agent shall reasonably request; and

(iii)payment of an amendment fee of $50,000, which amount shall be fully earned, payable and non-refundable as of the date hereof.

4.Representations, Covenants and Warranties; No Default.  Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents.  Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement.  Borrowers agree

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that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound; and

(e)The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment.  No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

5.Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

6.Effectuation.  The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto.  There are no conditions precedent or subsequent to the effectiveness of this Amendment.

7.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

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(Signature Page to Fourth Amendment to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:

MANITEX INTERNATIONAL, INC., a Michigan corporation
MANITEX, INC., a Texas corporation
MANITEX SABRE, INC., a Michigan corporation
BADGER EQUIPMENT COMPANY, a Minnesota corporation
CRANE AND MACHINERY, INC., an Illinois corporation
CRANE AND MACHINERY LEASING, INC., an Illinois corporation
MANITEX, LLC, a Delaware limited liability company

By:	/s/ DAVID H. GRANSEE
Name:	David H. Gransee
Title:	Vice President or Secretary

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(Signature Page to Fourth Amendment to Loan and Security Agreement)

ADMINISTRATIVE AGENT:	THE PRIVATEBANK AND TRUST COMPANY, as Administrative Agent and a Lender
	By:	/s/TODD BERNIER
Todd Bernier, Managing Director

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